                                                                      Exhibit 11



                       OPTION CARE, INC. AND SUBSIDIARIES
                       COMPUTATIONS OF PER SHARE EARNINGS
                       (In thousands, except share data)



                                      THREE MONTHS ENDED
                                          March 31
                                        1997     1996
                                       -------  -------


Net income...........................  $   922  $   850
                                       =======  =======

Weighted average shares issued.......   10,564   10,481
Additional shares included assuming
  exercise of stock options using
  treasury stock method..............      234       37
                                       -------  -------
Weighted average common shares and
  common share equivalents...........   10,798   10,518
                                       =======  =======

Net income per common and common
  equivalent share...................  $  0.09  $  0.08
                                       =======  =======
